EXHIBIT 99.1



        Contact:  Daniel Jarvis
                  Ford Credit
                  313-594-2527
                  djarvis1@ford.com




        IMMEDIATE RELEASE


        FORD CREDIT EARNS $1,536 MILLION IN 2000 AND $410 MILLION IN THE FOURTH QUARTER

        DEARBORN, Mich., January 18, 2001 - Ford Credit earned $1,536 million in 2000, Chairman and Chief Executive Officer Donald A. Winkler announced today. Compared with 1999, earnings increased 22 percent, reflecting primarily higher contract volume and an improved net financing margin, offset partially by higher credit losses and operating costs associated with the restructuring of North American operations. After-tax return on average equity improved to 13.1 percent in 2000, compared with 11.5 percent a year earlier.

        Ford Credit earned $410 million in the fourth quarter of 2000, up $101 million, or 33 percent, from the same period a year earlier.

        "We have had an outstanding year," Winkler said. " We surpassed our milestone of 10 percent earnings growth while achieving record contract volume and market share in North America."

        Ford Credit's total net finance receivables increased to $161 billion as of December 31, 2000, compared with $142 billion at the end of 1999, reflecting the growth in contract volume.

        Ford Credit is a wholly owned subsidiary of Ford Motor Company and is the world's largest automotive finance company. Now in its 42nd year, Ford Credit provides vehicle financing in 40 countries to more than 10 million customers and 12,000 automotive dealers. More information about Ford Credit can be found on the World Wide Web at www.fordcredit.com.

                                      # # #


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Communications, Ford Motor Credit Company, The American Road, P.O. Box 1732,
Dearborn, Michigan  48121 Telephone: 313/594-1096; Fax: 313/390-2453
Internet:  http://www.fordcredit.com


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             Ford Motor Credit Company and Consolidated Subsidiaries

                              OPERATING HIGHLIGHTS

                                                                                             Full Year
                                                                                    ----------------------------
                                                                                      2000                1999
                                                                                    ----------          --------


Income (in Millions)
------
     Income Before Income Taxes                                                 $    2,495.0       $     2,103.8
     Net Income                                                                      1,536.5             1,261.1

     Memo:  Depreciation Expense                                                $    7,845.7       $     7,564.5


Market Share
------------
     Ford Retail & Lease       United States                                            50.9 %              47.2 %
                               Europe                                                   31.7                32.8

     Ford Wholesale            United States                                            83.5 %              83.5 %
                               Europe                                                   95.9                96.4


Contract Volume - New and Used Retail/Lease (in Thousands)
---------------
     United States                                                                     3,525              3,139
     Europe                                                                              795                829
     Other International                                                                 686                525
                                                                                         ---                ---
         Total Contract Volume                                                         5,005              4,493
                                                                                       =====              =====


Assets (in Millions)
------
     Net Finance Receivables                                                    $ 122,738.4        $   108,753.8
     Net Investment in Operating Leases                                            38,457.0             32,838.2
                                                                                -------------      -------------
         Total Net Finance Receivables                                          $  161,195.4       $   141,592.0
     Other Assets                                                                   13,062.4            15,038.7
                                                                                -------------      -------------
         Total Assets                                                           $ 174,257.8        $   156,630.7
                                                                                ============        =============


Liabilities and Stockholder's Equity (in Millions)
------------------------------------
     Liabilities
         Debt - Payable within one year                                         $    62,986.5       $   69,741.1
         Debt - Payable after one year                                               83,308.2           63,332.6
                                                                                -------------      -------------
              Total Debt                                                        $   146,294.7      $   133,073.7
         Other Liabilities                                                           15,759.2           12,218.5
                                                                                -------------      -------------
              Total Liabilities                                                 $  162,053.9       $   145,292.2

     Minority Interests in Net Assets of Subsidiaries                                    17.3              414.4
     Stockholder's Equity                                                            12,186.6           10,924.1
                                                                                -------------      -------------
                  Total Liabilities and Stockholder's Equity                      $ 174,257.8        $ 156,630.7
                                                                                  ===========         ===========


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